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                                                                    EXHIBIT 99.1

[HCA LOGO]


                                                                            NEWS
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                              MEDIA CONTACT:
Mark Kimbrough                                                 Jeff Prescott
(615) 344-2688                                                 (615) 344-5708


                 HCA SIGNS AGREEMENTS IN COLUMBIA INVESTIGATION
      Columbia Management Companies, Inc and Columbia Homecare Group, Inc.
                                 Agree to Pleas



NASHVILLE, TENN., DEC. 14, 2000--HCA announced today that it has signed an agreement with the criminal division of the Department of Justice and U.S. attorneys' offices in Atlanta; El Paso, Texas; Miami; and Tampa, Fla. to resolve all pending federal criminal issues in the Columbia investigation.

         The company also signed today a civil settlement agreement with the civil division of the Department of Justice, first announced by the company in May 2000, to resolve civil false claims issues related to DRG coding, outpatient laboratory and home health. Today's actions also included the signing of a corporate integrity agreement with the Office of Inspector General of the Department of Health and Human Services.

         "Today's action represents one of the last steps needed to put the Columbia investigation behind us and allows us to move forward, maintaining our focus on providing quality patient care," said Thomas F. Frist, Jr., M.D., Chairman and Chief Executive Officer of HCA.

         Frist was named Chairman and CEO of the company in July of 1997, bringing with him Jack Bovender as President and COO. The two immediately began making structural changes within the company, including the announcement of a 12-point plan to refocus operations. The plan placed new emphasis on locally-managed hospitals and included elements such as:

         - Halting the company's national branding campaign and returning to a focus on local community relationships
         - Reemphasizing a "patients first" philosophy with a new mission and values statement
         - Replacing most of senior management and further strengthening the board of directors
         - Developing a code of conduct as part of a model ethics and compliance program


                                     -more-


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         In exchange for a full criminal release for the company and its affiliates on all federal healthcare billing issues involved in the investigation up to the date pleas are entered, Columbia Management Companies, Inc. and Columbia Homecare Group, Inc. (non-operating subsidiaries) have agreed to the following pleas:

         Department of Justice - DRG Coding, one count of conspiracy.

         U.S. Attorney's Office, Atlanta - Home health acquisitions, one count of receiving unlawful remuneration.

         U.S. Attorney's Office, El Paso - El Paso physician relationships, one count of conspiracy.

         U.S. Attorney's Office, Miami - Home Health acquisitions and community educators cost allowability, one count of conspiracy.

         U.S. Attorney's Office, Tampa - Home Health acquisitions and community educators, two counts of conspiracy. Cost report claims in connection with certain specific cost reports, multiple counts of false statements.


         Today's agreements resolve all federal criminal issues outstanding against the company and civil issues related to outpatient lab billing, home health issues and DRG coding. In addition, representatives of state attorneys general have agreed to recommend to state officials that the company be released from corresponding criminal liability in all states in which the company conducts business. The company continues to discuss civil issues relating to cost reporting and physician relations with the government.

         The criminal agreement also will result in the company divesting Deering Hospital in Miami, Fla. The company has been in discussions over the past few years with buyers interested in acquiring Deering Hospital. The divestiture was agreed to as part of the overall criminal resolution, and does not reflect an admission or understanding that the facility was involved in the specific situations discussed in the agreement. In addition, the company has agreed to the exclusion from the Medicare program of Clearwater Community Hospital in Clearwater, Fla., which the company closed in February 1999.

         As part of today's announced criminal agreement the company will pay the government approximately $95 million, which the company will record as a special charge in the fourth quarter of 2000. The criminal agreement is conditional upon entry of pleas in federal district court, and necessary court approvals, which are expected in the first quarter of 2001. Payment of the criminal settlement will be made by the company within five days after all necessary court approvals are obtained.

         As previously announced in May of 2000, the civil agreement completed today included a provision for the company to pay the government $745 million plus interest. Payment of the civil settlement will be made upon court approval of the settlement, which is expected in the first quarter of 2001. The accounting charge for the civil settlement was recorded in the second quarter of 2000.


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         This press release contains forward-looking statements (all statements other than those setting forth solely historic fact) based on management's current expectations. Numerous risks, uncertainties and other factors including
(1) the ability to consummate the agreements relating to the civil and criminal actions, (2) judicial approval of the settlement agreements in the civil and criminal actions, (3) the review by the company's external auditors of the accounting treatment of the settlement amounts and any related adjustments, (4) any examination by the Internal Revenue Service of the tax treatment of the settlement amounts and any related adjustments, (5) the impact of the remaining civil issues relating to cost reporting and physician relations not resolved by the settlements, (6) the impact of the settlements on pending and any future actions by state government authorities and civil litigation by private plaintiffs, (7) and other factors detailed from time to time in the company's filings with the Securities and Exchange Commission may cause actual results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the impact of the announced settlements are beyond the ability of the company to control or predict.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statement, or to make and other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to company and "HCA" as used throughout this news release refer to HCA - The Healthcare Company and its affiliates.